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                                                                    EXHIBIT 5.3

                  [Letterhead of Simpson Thacher & Bartlett]



                                                 July 31, 1998



GRAHAM PACKAGING HOLDINGS COMPANY
GPC CAPITAL CORP. II
1110 East Princess Street
York, Pennsylvania  17403

Ladies and Gentlemen:

               We have acted as special counsel to Graham Packaging Holdings Company, a Pennsylvania limited partnership ("Holdings"), and GPC Capital Corp. II, a Delaware corporation ("Capco II" and, together with Holdings, the "Holdings Issuers"), in connection with the Registration Statement on Form S-4 (File No. 333-53603) (the "Registration Statement") filed by the Issuers (as therein defined) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to, among other things, the issuance by the Holdings Issuers of $169,000,000 aggregate principal amount at maturity of their 10 3/4% Senior Discount Notes Due 2009, Series B (the "Senior Discount Exchange Notes"). The Senior Discount Exchange Notes will be offered by the Holdings Issuers in exchange (the "Senior Discount Exchange") for $169,000,000 aggregate principal amount at maturity of their outstanding 10 3/4% Senior Discount Notes Due 2009, Series A (the "Senior Discount Old Notes"). The Senior Discount Old Notes were and the Senior Discount Exchange Notes will be issued under an Indenture dated as of February 2, 1998 (the


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GRAHAM PACKAGING HOLDINGS COMPANY
GPC CAPITAL CORP. II                     -2-                      July 31, 1998


"Senior Discount Indenture") by and among the Holdings Issuers and The Bank of New York, as trustee (the "Senior Discount Trustee").

               We have examined the Registration Statement and the Senior Discount Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Holdings Issuers, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

               In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.


               Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming that the Senior Discount Indenture constitutes a valid and legally binding obligation of the Senior Discount Trustee, when (i) the Senior Discount Indenture has been duly qualified under the Trust Indenture Act of 1939, as


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GRAHAM PACKAGING HOLDINGS COMPANY
GPC CAPITAL CORP. II                     -3-                      July 31, 1998


amended, (ii) the Senior Discount Exchange Notes have been duly executed and issued by Holdings and Capco II and duly authenticated and delivered by the Senior Discount Trustee in accordance with the provisions of the Senior Discount Indenture upon the Senior Discount Exchange, the Senior Discount Exchange Notes will constitute valid and legally binding obligations of the Holdings Issuers.

               Our opinion set forth in the preceding sentence is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We express no opinion as to the validity, legally binding effect or enforceability of any provision of the Senior Discount Registration Rights Agreement (as


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GRAHAM PACKAGING HOLDINGS COMPANY
GPC CAPITAL CORP. II                     -4-                      July 31, 1998


defined in the Registration Statement) or any provision of the Senior Discount Indenture that requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture.

               Insofar as the opinion expressed herein relates to, or is dependent on matters governed by, the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, filed as Exhibit 5.4 to the Registration Statement.

               We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, including decisions of the Delaware courts interpreting the foregoing Delaware statutes, and, to the extent set forth herein and in reliance upon the aforesaid opinion of Morgan, Lewis & Bockius LLP, the laws of the Commonwealth of Pennsylvania.

               We hereby consent to the use of this opinion letter as Exhibit
5.4 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Simpson Thacher & Bartlett

                                                  SIMPSON THACHER & BARTLETT